EXHIBIT 23.1

AKIN, DOHERTY, KLEIN & FEUGE, P.C.
Certified Public Accountants
8610 North New Braunfels, Suite 101
San Antonio, Texas 78217
Telephone: 210 829-1300
Fax: 210 829-4080

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      As independent public accountants for Tootie Pie Company, Inc. (the "Company"), we hereby consent to the incorporation by reference in this Registration Statement on Form S-8  of our report dated June 15, 2007, related to the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended March 31, 2007, and to all references to our firm included in this Registration Statement.

/s/ Akin, Doherty, Klein & Feuge, P.C.

Akin, Doherty, Klein & Feuge, P.C.
January 9, 2008